Exhibit 99.1

SAFETY ANNOUNCES THIRD QUARTER 2016 RESULTS AND
DECLARES FOURTH QUARTER 2016 DIVIDEND

Boston, Massachusetts, November 1, 2016.  Safety Insurance Group, Inc. (NASDAQ:SAFT) today reported third quarter 2016 results.  Net income for the quarter ended September 30, 2016 was $18.6 million, or $1.23 per diluted share, compared to net income of $12.0 million, or $0.80 per diluted share, for the comparable 2015 period.  Net income for the nine months ended September 30,  2016 was $52.6 million, or $3.48 per diluted share, compared to a  net loss of $24.1 million, or $1.62 per diluted share, for the comparable 2015 period.  Safety’s book value per share increased to $45.36 at September 30, 2016 from $42.70 at December 31, 2015.  Safety paid $0.70 per share in dividends to investors during the quarters ended September 30, 2016 and September 30,  2015 respectively. Safety paid $2.80 per share in dividends to investors during the year ended December 31,  2015.

Direct written premiums for the quarter ended September 30,  2016 increased  by $8.8 million, or 4.3%, to $213.2 million from $204.4 million for the comparable 2015 period. Direct written premiums for the nine months ended September 30, 2016 increased by $18.1 million, or 3.0%, to $630.5 million from $612.4 million for the comparable 2015 period. The 2016 increase occurred primarily in our homeowners and commercial automobile lines of business, which experienced increases in average written premium per exposure of  8.0% and 7.0% respectively.    Our private passenger automobile line of business has also experienced an increase of 2.7% in average written premium per exposure.

Net written premiums for the quarter ended September 30, 2016 increased by $10.4 million, or 5.4%, to $204.6 million from $194.2 million for the comparable 2015 period. Net written premiums for the nine months ended September 30, 2016 increased by $14.5 million, or 2.5%, to $598.2 million from $583.7 million for the comparable 2015 period. Net earned premiums for the quarter ended September 30, 2016 increased by $4.1 million, or 2.2%, to $190.7 million from $186.6 million for the comparable 2015 period. Net earned premiums for the nine months ended September 30, 2016 increased by $12.2 million, or 2.2%, to $563.8 million from $551.6 million for the comparable 2015 period. Net written and net earned premiums increased primarily due to the factors that increased direct written premiums.

For the quarter ended September 30, 2016, loss and loss adjustment expenses incurred decreased by $3.9 million, or 3.1%, to $125.0 million from $128.9 million for the comparable 2015 period. For the nine months ended September 30, 2016, loss and loss adjustment expenses incurred decreased by $118.2 million, or 24.4%, to $366.1 million from $484.3 million for the comparable 2015 period.

Loss, expense, and combined ratios calculated under U.S. generally accepted accounting principles for the quarter ended September 30, 2016 were 65.5%,  30.6%, and 96.1%, respectively, compared to 69.1%,  28.7%, and 97.8%, respectively, for the comparable 2015 period.  Loss, expense, and combined ratios calculated under U.S. generally accepted accounting principles for the nine months ended September 30, 2016 were 64.9%,  30.5%, and 95.4%, respectively, compared to 87.8%,  28.6%, and 116.4%, respectively, for the comparable 2015 period. Loss, expense and combined ratios for the nine months ended September 30,  2015 were impacted by the highest recorded snowfall totals in Massachusetts history. Total prior year favorable development included in the pre-tax results for the quarter ended September 30, 2016 was $11.7 million compared to $7.8 million for the comparable 2015 period. Total prior year favorable development included in the pre-tax results for the nine months ended September 30, 2016 was $33.6 million compared to $19.8 million for the comparable 2015 period.

Net investment income for the quarter ended September 30, 2016 decreased by $1.0 million, or 9.9%, to $9.0 million from $10.0 million for the comparable 2015 period.  Net investment income for the nine months ended September 30, 2016 decreased by $2.6 million, or 8.4%, to $28.2 million from $30.8 million for the comparable 2015 period. The decrease is a result of changes in the average invested asset balance as a result of investment proceeds used in the payment of claims resulting from the 2015 winter events and increases in fixed maturity amortization.  Net effective annualized yield on the investment portfolio for the quarter ended September 30, 2016 was 2.9% compared to 3.3% for the comparable 2015 period. Net effective annualized yield on the investment portfolio for the nine months ended September 30, 2016 was 3.1% compared to 3.4% for the comparable 2015 period. Our duration was 4.0 years at September 30, 2016 and  4.1 at December 31, 2015, respectively.

Today, our Board of Directors approved and declared a quarterly cash dividend of $0.70 per share on the issued and outstanding common stock, payable on December 15, 2016 to shareholders of record at the close of business on December 1, 2016.

About Safety:  Safety Insurance Group, Inc. is the parent of Safety Insurance Company, Safety Indemnity Insurance Company, and Safety Property and Casualty Insurance Company which are Boston, MA based writers of property and casualty insurance.  Safety is a leading writer of personal automobile insurance in Massachusetts.

Additional Information:  Press releases, announcements, U. S. Securities and Exchange Commission (“SEC”) Filings and investor information are available under “About Safety,” “Investor Information” on our Company website located at www.SafetyInsurance.com.  Safety filed its December 31,  2015 Form 10-K with the SEC on February 26,  2016 and urges shareholders to refer to this document for more complete information concerning Safety’s financial results.

Contacts:

Safety Insurance Group, Inc.

Office of Investor Relations

877-951-2522

InvestorRelations@SafetyInsurance.com

Cautionary Statement under "Safe Harbor" Provision of the Private Securities Litigation Reform Act of 1995:

This press release contains, and Safety may from time to time make, written or oral "forward-looking statements" within the meaning of the U.S. federal securities laws.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “aim,” “projects,” or words of similar meaning and expressions that indicate future events and trends, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may”.  All statements that address expectations or projections about the future, including statements about the Company’s strategy for growth, product development, market position, expenditures and financial results, are forward-looking statements.

Forward-looking statements are not guarantees of future performance.  By their nature, forward-looking statements are subject to risks and uncertainties.  There are a number of factors, many of which are beyond our control, that could cause actual future conditions, events, results or trends to differ significantly and/or materially from historical results or those projected in the forward-looking statements.  These factors include but are not limited to the competitive nature of our industry and the possible adverse effects of such competition.  Although a number of national insurers that are much larger than we are do not currently compete in a material way in the Massachusetts private passenger automobile market, if one or more of these companies decided to aggressively enter the market it could have a material adverse effect on us.  Other significant factors include conditions for business operations and restrictive regulations in Massachusetts, the possibility of losses due to claims resulting from severe weather, the possibility that the Commissioner of Insurance may approve future Rule changes that change the operation of the residual market, our possible need for and availability of additional financing, and our dependence on strategic relationships, among others, and other risks and factors identified from time to time in our reports filed with the SEC, such as those set forth under the caption “Risk Factors” in our Form 10-K for the year ended December 31,  2015 filed with the SEC on February 26,  2016.

We are not under any obligation (and expressly disclaim any such obligation) to update or alter our forward-looking statements, whether as a result of new information, future events, or otherwise.  You should carefully consider the possibility that actual results may differ materially from our forward-looking statements.

Safety Insurance Group, Inc. and Subsidiaries

Consolidated Balance Sheets

(Dollars in thousands, except share data)

	September 30,	December 31,
	2016	2015
	(Unaudited)
Assets
Investments:
Securities available for sale:
Fixed maturities, at fair value (amortized cost: $1,109,950 and $1,063,971)	$1,152,283	$1,081,637
Equity securities, at fair value (cost: $89,247 and $102,541)	100,621	110,204
Other invested assets	21,622	17,602
Total investments	1,274,526	1,209,443
Cash and cash equivalents	52,277	47,494
Accounts receivable, net of allowance for doubtful accounts	199,655	178,567
Receivable for securities sold	647	260
Accrued investment income	9,602	8,922
Taxes recoverable	—	15,497
Receivable from reinsurers related to paid loss and loss adjustment expenses	34,614	40,972
Receivable from reinsurers related to unpaid loss and loss adjustment expenses	80,632	68,261
Ceded unearned premiums	26,600	23,222
Deferred policy acquisition costs	75,099	68,937
Deferred income taxes	—	4,430
Equity and deposits in pools	28,132	23,558
Other assets	13,789	14,306
Total assets	$1,795,573	$1,703,869

Liabilities
Loss and loss adjustment expense reserves	$552,242	$553,977
Unearned premium reserves	439,732	401,961
Accounts payable and accrued liabilities	54,382	53,722
Payable for securities purchased	6,342	8,607
Payable to reinsurers	30,393	11,547
Deferred income taxes	6,079	—
Taxes payable	421	—
Other liabilities	18,679	29,556
Total liabilities	1,108,270	1,059,370

Shareholders’ equity
Common stock: $0.01 par value; 30,000,000 shares authorized; 17,430,189 and 17,373,643 shares issued	174	174
Additional paid-in capital	183,397	179,896
	34,910	16,464
Retained earnings	552,657	531,800
Treasury stock, at cost: 2,279,570 shares	(83,835)	(83,835)
Total shareholders’ equity	687,303	644,499
Total liabilities and shareholders’ equity	$1,795,573	$1,703,869

Safety Insurance Group, Inc. and Subsidiaries

Consolidated Statements of Operations

(Unaudited)

(Dollars in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015

Net earned premiums	$190,712	$186,582	$563,759	$551,593
Net investment income	8,967	9,950	28,235	30,824
Earnings from partnership investments	802	859	3,089	1,436
Net realized gains (losses) on investments	4,891	(310)	4,928	(72)
Net impairment losses on investments (a)	—	(434)	(429)	(434)
Finance and other service income	4,713	4,623	13,282	13,564
Total revenue	210,085	201,270	612,864	596,911

Losses and loss adjustment expenses	124,961	128,931	366,084	484,281
Underwriting, operating and related expenses	58,406	53,624	171,876	157,919
Interest expense	22	22	67	67
Total expenses	183,389	182,577	538,027	642,267

Income (loss) before income taxes	26,696	18,693	74,837	(45,356)
Income tax expense (credit)	8,099	6,712	22,205	(21,213)
Net income (loss)	$18,597	$11,981	$52,632	$(24,143)

Earnings (loss) per weighted average common share:
Basic	$1.24	$0.80	$3.50	$(1.62)
Diluted	$1.23	$0.80	$3.48	$(1.62)

Cash dividends paid per common share	$0.70	$0.70	$2.10	$2.10

Number of shares used in computing earnings (loss) per share:
Basic	14,960,516	14,880,796	14,941,732	14,861,533
Diluted	15,076,635	14,907,672	15,018,124	14,861,533
(a)	No portion of the other-than-temporary impairments recognized in the period indicated were included in comprehensive income

Safety Insurance Group, Inc. and Subsidiaries

Additional Premium Information

(Unaudited)

(Dollars in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Written Premiums
Direct	$213,197	$204,381	$630,508	$612,360
Assumed	7,120	7,205	22,674	21,137
Ceded	(15,723)	(17,386)	(55,030)	(49,830)
Net written premiums	$204,594	$194,200	$598,152	$583,667

Earned Premiums
Direct	$201,818	$196,533	$593,203	$579,818
Assumed	6,901	6,430	22,207	19,030
Ceded	(18,007)	(16,381)	(51,651)	(47,255)
Net earned premiums	$190,712	$186,582	$563,759	$551,593